Exhibit 99.1

Endo International plc Commences Refinancing of its Existing Term Loan

DUBLIN, March 4, 2021 – Endo International plc (NASDAQ: ENDP) (“Endo”) today announced that it has commenced a refinancing of its existing $3.3 billion senior secured term loan due 2024 with the net proceeds of a new senior secured term loan and other debt issuances. The new term loan will have the same guarantees and collateral as Endo’s existing credit agreement. The proposed transactions, if completed, are not expected to increase Endo’s total indebtedness but would extend Endo’s debt maturity profile and provide Endo with greater financial flexibility.

The proposed transactions are subject to market and other conditions and are anticipated to close in the first quarter of 2021. However, there can be no assurance that the transactions will be consummated on the terms described herein or at all.

About Endo International plc

Endo (NASDAQ: ENDP) is a specialty pharmaceutical company committed to helping everyone we serve live their best life through the delivery of quality, life-enhancing therapies. Our decades of proven success come from a global team of passionate employees collaborating to bring the best treatments forward. Together, we boldly transform insights into treatments benefiting those who need them, when they need them. Learn more at www.endo.com or connect with us on LinkedIn.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the relevant Canadian securities legislation, including, but not limited to, the statements relating to the proposed transactions, the expected timing of the closing of the transactions and our ability to close such transactions. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect Endo’s current views, expectations and beliefs concerning future events, they involve risks and uncertainties. Although Endo believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward-looking statements or information in this news release. Investors should note that many factors, as more fully described in the documents filed by Endo with the Securities and Exchange Commission and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval, including under the caption “Risk Factors” in Endo’s Form 10-K, Form 10-Q and Form 8-K filings, and as otherwise enumerated herein or therein, could affect Endo’s future results and could cause Endo’s actual results to differ materially from those expressed in forward-looking statements contained in this communication. The forward-looking statements in this press release are qualified by these risk factors. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

This communication shall not constitute an offer to sell any securities.

SOURCE Endo International plc

Media: Heather Zoumas-Lubeski, (484) 216-6829; media.relations@endo.com

Investors: Pravesh Khandelwal, (845)-364-4833; relations.investor@endo.com